Exhibit 99.1

Vermillion Appoints Marian E. Sacco as SVP of Sales and Marketing and Chief Commercial Officer

AUSTIN, Texas — December 17, 2013 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, has appointed Marian E. Sacco as senior vice president of sales and marketing and chief commercial officer.

Ms. Sacco is a proven leader in launching and building markets for innovative diagnostics to address key issues in improving women’s health. She has more than 25 years of experience in product development, worldwide marketing, operations and sales management in both private and public companies. Her focus on women’s health began at Centocor Diagnostics where her achievements include the U.S. launch of CA125 used to monitor ovarian cancer recurrence. More recently, she successfully led the commercial effort to build the global product market and laboratory service business for novel tests to manage pregnancy risks and infertility diagnostics as senior vice president, sales and marketing at Adeza BioMedical (acquired by Cytyc Corporation for more than $450 million, now part of Hologic).

“We are excited to add Marian’s experience, energy and expertise in women’s health and oncology to our team, as Vermillion expands its leadership role in commercializing OVA1 and future diagnostic tests,” said Tom McLain, Vermillion’s president and chief executive officer. “Marian has worked with us as a consultant in developing our commercial strategy. In this new role, she will draw on her proven track record in developing and executing sales and marketing strategies to expand awareness with physicians, patients and healthcare providers and drive increased use of OVA1.”

Immediately prior to joining Vermillion, Ms. Sacco worked with numerous women’s healthcare companies as a strategy and commercialization consultant. Her clients included both product and laboratory service companies focused on new, novel tests and technologies in genetics, pregnancy, reproductive health and oncology.

While at Adeza, Ms. Sacco oversaw both the strategic and day-to-day leadership of a global sales and marketing organization of more than 120 people. Over a 10-year period, her organization grew annual revenues from $1 million to $60 million and built the market for a unique test to aid in the management of preterm births. By working with clinical thought leaders, gynecologists, nurses and health plans, she and her team successfully demonstrated that this test was clinically relevant, evidence based and cost effective and improved patient outcomes. This effort led to the introduction of new patient care guidelines in leading healthcare institutions, a critical step in building adoption, utilization and reimbursement.

Prior to Adeza, Ms. Sacco worked in senior commercial management roles at Behring Diagnostics, Chiron Diagnostics, and Ciba Corning Diagnostics. During this period, she developed and implemented novel oncology strategies including the launch of “companion diagnostics” in partnership with pharmaceutical business units.  Early in her career at Centocor Diagnostics, she managed U.S. sales, marketing and customer service for innovative cancer tests including launches of CA125, as well as CA15-3 for breast cancer monitoring. Ms. Sacco holds a Master’s degree in Radiopharmaceutical Science from Northeastern University and a Bachelors of Science degree in Chemistry/Biology from Marietta College.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995 that involve significant risks and uncertainties including statements regarding Vermillion's expected cash outlay and Vermillion’s ability to regain traction in reimbursement. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that are described in Vermillion's Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission. Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860